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Exhibit 5.1

VINSON & ELKINS L.L.P. THE TERRACE 7 2801 VIA FORTUNA, SUITE 100 AUSTIN, TEXAS 78746 TELEPHONE (512) 542-8400 FAX (512) 542-8612 www.velaw.com

September 7, 2004

Perficient, Inc.
1120 S. Capital of Texas Highway
Building 3, Suite 220
Austin, Texas 78746

Ladies and Gentlemen:

        We have acted as counsel to Perficient, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), covering the offer and sale by a certain stockholder (the "Selling Stockholder") of 2,166,500 shares of common stock, par value $.001 per share, of the Company (the "Shares").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Convertible Stock Purchase Agreement, dated as of June 26, 2002, by and among the Company and the Selling Stockholder pursuant to which the Shares were issued to the Selling Stockholder, (iii) the Certificate of Designations, Rights and Preferences of Series B Preferred Stock of the Company, and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

        In making our examination, we have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        The opinion set forth above is limited in all respects to the laws of the State of Delaware and the federal laws of the United States. We express no opinion as to, and for the purposes of the opinion set forth herein we have conducted no investigation of, any other laws.

        The opinion expressed herein is given as of the date hereof, and we do not undertake to advise you of any events occurring subsequent to the date hereof that might affect the matters covered by such opinion.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                      Very truly yours,

                      /s/ VINSON & ELKINS L.L.P.

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  Exhibit 5.1